Exhibit 10(a)107

 2011 EQUITY OWNERSHIP AND LONG TERM CASH INCENTIVE PLAN OF ENTERGY CORPORATION AND SUBSIDIARIES

RESTRICTED UNITS AGREEMENT

RESTRICTED UNITS AGREEMENT, by and between Entergy Corporation (the "Company") and Joseph F. Domino (the "Grantee"), effective on May 31, 2012 as approved by the Personnel Committee of the Board of Directors of Entergy Corporation.

1.            Grant of Restricted Units.  The Company hereby grants to the Grantee, pursuant to the 2011 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries (the “Plan”), Six Thousand (6,000) Restricted Share Units (the “Restricted Units”), subject to the terms and conditions of the Plan and this Agreement.

2.            Vesting of Restricted Units.  The Restricted Units shall vest on May 31, 2014 (“Vesting Date”), provided that the Grantee remains continuously employed as a full-time employee of a System Company and performs Grantee’s job duties in a satisfactory manner, as determined by the Company’s Group President, Utility Operations through such Vesting Date (“Vesting Criteria”).  For purposes of this Section 2, Grantee shall no longer be considered a full-time employee of a System Company on the date of Grantee’s death, separation from employment because of Total Disability, Retirement, termination with or without Cause, or any other separation from employment with such System Company.  If Grantee fails to meet the Vesting Criteria set forth in this Section 2, then Grantee shall not vest in the Restricted Units, except as otherwise provided in Section 4 of this Agreement.

3.           Scheduled Payment of Restricted Units.  As soon as reasonably practicable after the Vesting Date, but in no event later than the date that is 2 ½ months following the end of the Employer’s taxable year in which such Restricted Units are no longer subject to a substantial risk of forfeiture, Grantee’s Employer shall pay to Grantee, or Grantee’s beneficiary or estate (i.e., if Grantee should die after the Vesting Date, but prior to the payment date), as the case may be, a cash amount equal to the Fair Market Value of a share of Common Stock on the Vesting Date, multiplied by the number of Restricted Units, less all applicable income, employment and other tax amounts required to be withheld in connection with such payment. Such payment shall be made in accordance with the short-term deferral exception under Code Section 409A and final regulations issued thereunder, as may be amended after the Effective Date.

4.             Accelerated Vesting.   Notwithstanding the Vesting Criteria set forth in Section 2 to the contrary, the vesting of all or a portion of Grantee’s Restricted Units shall accelerate in the following circumstances:

4.1
The Company’s Chief Executive Officer, in his sole discretion, may approve the acceleration of vesting of all or a portion of the Restricted Units at any time following the earlier of the closing date of the ITC Transaction (as defined below) or the date of a public announcement by the Company that the ITC Transaction has been terminated, provided that Grantee is employed as a full-time employee of Employer at the time of such acceleration; or

4.2
Within 24 months following the effective date of a Change in Control, Grantee’s System employment is terminated by Grantee for Good Reason or by System Companies without Cause (such that the Grantee is no longer employed by any System Company), at which time Grantee shall fully vest in all Restricted Units, unless Grantee becomes employed by an employer that assumes this Agreement or the obligations to Grantee hereunder; or

4.3	The System Companies terminate Grantee’s employment for a reason other than Cause, Total Disability, or death.

In the event of accelerated vesting as described in this Section 4, Employer shall pay Grantee a lump sum cash payment equal to the Fair Market Value of such vested Restricted Units as of the accelerated vesting date, or in the case of an acceleration under Section 4.1, upon the earlier of the Vesting Date or separation from service, less all applicable income, employment and other tax amounts required to be withheld in connection with such payment, as soon as reasonably practicable following such accelerated vesting date, but in no event later than March 15th following the end of the calendar year in which such Restricted Units are no longer subject to a “substantial risk of forfeiture” (within the meaning of Code Section 409A).  It is intended that the timing of such payments shall be in accordance with the short-term deferral exception of Code Section 409A and accompanying final regulations. In no event shall Grantee be entitled to accelerated vesting and payment of Restricted Units under more than one of the events described in Sections 4.1, 4.2 and 4.3 above. For purposes of Section 4.1, the term “ITC Transaction” shall mean the Company’s planned spin-off and merger of its Electric Transmission Business with a subsidiary of ITC Holdings Corp.

5.           Termination and Forfeiture of Restricted Units.  Except as otherwise provided in Section 4 of this Agreement, if Grantee fails to meet a condition of the Vesting Criteria set forth in Section 2 at any time prior to the Vesting Date, then Grantee shall not vest in any portion of the Restricted Units and shall forfeit all Restricted Units at the time of such failure.

6. Compliance with Code Section 409A Limitations.  Notwithstanding any provision to the contrary, all provisions of this Agreement shall be construed and interpreted to comply with Code Section 409A and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Code Section 409A or final regulations thereunder.  Specifically, the terms “termination” and “termination of employment” shall be applied in a manner consistent with the definition of “separation from service” within the meaning of Code Section 409A.  A right of the Company, if any, to offset or otherwise reduce any sums that may be due or become payable by the Company to Grantee by any overpayment or indebtedness of the Grantee shall be subject to limitations imposed by Code Section 409A.  For purposes of the limitations on nonqualified deferred compensation under Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A deferral election rules and the exclusion from Section 409A for certain short-term deferral amounts. Amounts payable under this Agreement shall be excludible from the requirements of Code Section 409A, to the maximum possible extent, either as (i) short-term deferral amounts (e.g., amounts payable prior to March 15 of the calendar year following the calendar year of substantial vesting), or (ii) under the exclusion for involuntary separation pay provided in Treasury Regulations Section 1.409A-1(b)(9)(iii).  To the extent that deferred compensation subject to the requirements of Code Section 409A becomes payable under this Agreement to Grantee at a time when Grantee is a “specified employee” (within the meaning of Code Section 409A), any such payments shall be delayed by six months to the extent necessary to comply with the requirements of Code Section 409A(a)(2)(B).

7.           Restricted Units Nontransferable.  Restricted Units awarded pursuant to this Agreement may not be sold, exchanged, pledged, transferred, assigned, or otherwise encumbered, hypothecated or disposed of by Grantee (or any beneficiary) other than by will or laws of descent and distribution or otherwise as the plan may allow.
8.           Governing Law.  This Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.

           9.           Incorporation of Plan.  The Plan is hereby incorporated by reference and made a part hereof, and the Restricted Units and this Agreement shall be subject to all terms and conditions of the Plan, a copy of which has been provided or otherwise made accessible to the Grantee.  Any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan.

      10.           Amendments.  The Plan may be amended, modified or terminated only in accordance with its terms. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Grantee and such officer as may be specifically designated by the Committee.  No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11.           Rights as a Shareholder.  Neither the Grantee nor any of Grantee's successors in interest shall have any rights as a stockholder of the Company with respect to any Restricted Units, including without limitation the right to any dividends or dividend equivalents.

12.           Agreement Not a Contract of Employment.  Neither the Plan, the granting of the Restricted Units, this Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Grantee has a right to continue as an employee of any System Company for any period of time or at any specific rate of compensation.

13.           Notices.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when hand-delivered or mailed by United States registered mail, return receipt requested, postage prepaid, if to the Grantee, to his last known address as shown in the personnel records of Employer, and if to Employer, to the following address shown below or thereafter to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

If to Employer:

Entergy Services, Inc.
Attention: General Counsel
639 Loyola Avenue, 26th Floor
                 New Orleans, LA 70113-3125

15. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16.           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

 17.             Definitions.  For purposes of this Agreement, the following terms shall have the meanings indicated below:

17.1 Agreement shall mean this Restricted Units Agreement.

17.2	Company shall mean Entergy Corporation and shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

17.3 Effective Date shall mean May 31, 2012.

17.4	Employer shall mean Entergy Services, Inc. or any successor System Company employer of Grantee.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement, which is effective on the day and year first above written.

ENTERGY CORPORATION

By  /s/E. Renae Conley
E. Renae Conley
Executive Vice-President,
Human Resources and Administration

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Agreement and to all the terms and provisions of the Plan herein incorporated by reference. The undersigned further acknowledges that the Plan Prospectus is available to him for review on the Company’s internal Web page.

/s/ Joseph F. Domino

Joseph F. Domino, Grantee

This document constitutes part of a prospectus covering Securities that have been registered under the Securities Act of 1933. The remaining documents constituting the prospectus are available on Entergy Corporation’s intranet under the Compensation icon on the HR Home Page (http://www.prod.entergy.com/admin/hr/compen.htm)